Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Nathan’s Famous, Inc. and Subsidiaries on Form S-8 [File Nos. 333-1847222, 333-177736, and 333-240196] of our report dated June 12, 2024, with respect to our audit of the consolidated financial statements of Nathan’s Famous, Inc. and Subsidiaries as of March 31, 2024 and for the fifty-three week period ended March 31, 2024, which report is included in the Annual Report on Form 10-K of Nathan’s Famous, Inc. for the fifty-three week period ended March 31, 2024.

/s/ Marcum LLP

Marcum LLP

New York, NY

June 10, 2025